UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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R. R. DONNELLEY & SONS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[RR DONNELLEY LOGO]

R.R. Donnelley & Sons Company

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice
Proxy Statement

2000

[LOGO] R.R. DONNELLEY & SONS COMPANY

77 West Wacker Drive
Chicago, Illinois 60601-1696

Your vote counts. Please take a moment to read the information and instructions inside.

2000 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Bank One Auditorium,
1 Bank One Plaza
(at Dearborn and Madison Streets)
Chicago, Illinois 60602

WHEN

Thursday, March 23, 2000 at
9:00 a.m. Chicago time

WHY

· To elect three directors

· To vote on adoption of a new
stock incentive plan to replace the
company's 1995 Stock Incentive Plan which expired on
December 31, 1999

· To vote on a stockholder proposal
regarding preparation of a
report on pay equity

· To vote on a stockholder proposal
regarding preparation of a
report on global corporate
standards

· To conduct any other business if properly raised

RECORD DATE

The close of business on
February 8, 2000

You will find more information on the nominees for director and the proposals in the proxy statement on the following pages. If you are a stockholder of record, you can vote by mail, by toll-free telephone number or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided or call the toll-free number—even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 17. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on February 8, 2000, you are invited to attend, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors
Monica M. Fohrman
Secretary

February 22, 2000

2000 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement
February 22, 2000

This proxy statement is issued in connection with the 2000 Annual Meeting of Stockholders scheduled for March 23, 2000. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about February 22, 2000.

Proposals

Proposal 1: Election of Directors

The company's Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. The company's bylaws were amended by the board to reduce the number of directors from eleven to ten effective the day of the 2000 Annual Meeting. Therefore, at the meeting stockholders will vote to elect three directors of Class 3. Our nominees for director are:

[PHOTO]

James R. Donnelley

Vice chairman of the board of the company, 1990-present

Directorships: Sierra Pacific Resources; PMP Communications Limited

Committees: Executive; Finance

Age: 64

Director since: 1976

[PHOTO]

Thomas S. Johnson

Chairman, president and chief executive officer, GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank, 1993-present

President, Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, 1989-1991

Directorships: GreenPoint Financial Corp.; GreenPoint Bank; Alleghany Corporation; Online Resources & Communications Corporation

Committees: Finance; Human Resources

Age: 59

Director since: 1990

[PHOTO]

George A. Lorch

Chairman and chief executive officer, Armstrong World Industries, Inc., a manufacturer of floor coverings, ceiling systems and industrial products, 1994-present

President and chief executive officer, Armstrong, 1993-1994

Executive vice president, Armstrong, 1988-1993

Directorships: Armstrong World Industries, Inc.; Household International, Inc.; Warner Lambert Company

Committees: Corporate Responsibility & Governance; Human Resources

Age: 58

Director since: 1996

The board recommends that stockholders vote for each of our nominees. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposal 2: Adoption of 2000
Stock Incentive Plan

Introduction

The board is proposing for stockholder approval the R.R. Donnelley 2000 Stock Incentive Plan (the Plan). The board recommends the approval of the Plan to replace the 1995 Stock Incentive Plan which expired on December 31, 1999. As a result of the expiration of the 1995 Plan, those shares of the company's stock which were authorized but ungranted under that plan at December 31, 1999 (2,130,000 shares) ceased to be available for grant. The purposes of the Plan are to provide incentives to (i) officers and other key management employees through rewards based upon the ownership or performance of the company's common stock and (ii) non-employee directors of the company through the grant of options to purchase the company's common stock. Under the Plan, the company may grant stock options, including "incentive stock options," stock appreciation rights (SARs), restricted stock, stock units and cash awards, as discussed in greater detail below. On the date of each annual meeting, each non-employee director will be granted stock options to purchase the number of shares of the company's common stock with a value of 2.5 times the amount of a director's annual retainer divided by the price of the company's stock on the date of grant. Each non-employee director also may elect to receive options in lieu of all or a part of such director's annual fees or phantom stock awards granted pursuant to the policy described on page 23. Eight non-employee directors and approximately 3,000 employees will be eligible to participate in the Plan. The complete text of the Plan, which is summarized below, is attached as Exhibit A to this proxy statement.

Description of the Plan

Administration

The Plan will be administered by a committee designated by the board (the Plan Committee). Each member of the Plan Committee is an "outside director" under Section 162(m) of the Internal Revenue Code of 1986 (the Code) and a "non-employee director" under Section 16 of the Securities Exchange Act of 1934.

Subject to the express provisions of the Plan, and except for options granted to non-employee directors, the Plan Committee has the authority to select eligible officers and other key management employees of the company and its affiliates for participation in the Plan and to determine all terms and conditions of each grant and award. Each grant and award will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the Plan and to decide questions of interpretation of any provision of the Plan. Except with respect to grants to officers of the company who are subject to Section 16 of the Securities Exchange Act of 1934, or a person whose compensation is likely to be subject to the $1 million deduction limit under section 162(m) of the Code (described below under Federal Income Tax Consequences), the Plan Committee may delegate some or all of its power and authority to administer the Plan to the Chief Executive Officer or other executive officer of the company.

Available Shares

Under the Plan, 8,000,000 shares of the company's common stock will be available for grants and awards to officers, other key management employees and non-employee directors, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. In general, shares subject to a grant or award under the Plan or any other stock incentive plan of the company approved by stockholders prior to December 31, 1999 which for any reason are not issued or delivered, including by reason of the expiration, termination, cancellation or forfeiture of all or a portion of a grant or award or by reason of the delivery or withholding of shares to pay all or a portion of the exercise price of an option or to satisfy tax withholding obligations, would again be available under the Plan. In addition, in the event the company repurchases shares from the aggregate proceeds of the exercise of stock options granted under the Plan or any other stock incentive plan of the company approved by stockholders prior to December 31, 1999, such shares would be available under the Plan. The maximum number of shares of common stock with respect to which (i) options and SARs or a combination thereof may be granted during any one-year period to any person is 1,000,000 and (ii) bonus awards, including performance awards or fixed awards in the form of restricted stock or other form may be granted under the Plan is 3,000,000 in the aggregate, in each case subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. With respect to performance awards which the Plan Committee desires to qualify for the deduction under Section 162(m) of the Code, the maximum cash award payable to a participant for any calendar year is the equivalent of the then fair market value of 100,000 shares of common stock and the maximum number of stock units or shares of common stock payable to a participant for any calendar year is 100,000.

Change in Control

In the event (i) a person (subject to certain exceptions) becomes the beneficial owner of 50% or more of the voting power of the company's outstanding securities, (ii) during any period of two consecutive years beginning on January 1, 2000, individuals who at the beginning of such period constitute the board and any new director whose election was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved, cease to constitute a majority of the board or (iii) the stockholders approve a merger or consolidation with any other corporation (unless the company's stockholders and any employee benefit plan of the company receive 50% or more of the voting stock of the surviving company or unless the merger or consolidation implements a recapitalization in which no person acquires more than 50% of the combined voting power of the company's outstanding securities) or the stockholders approve a complete liquidation of the company or sale of all or substantially all of the company's assets, all options and SARs will be fully and immediately exercisable, the highest level of achievement will be deemed to be met with respect to performance awards of restricted stock, stock units or cash and such performance awards will be fully and immediately vested, and the period of continued employment for all fixed awards of restricted stock, stock units or cash will be deemed completed and such fixed awards will be fully and immediately vested.

Termination and Amendment

The Plan will terminate on the date on which shares are no longer available for grants or awards under the Plan, unless terminated earlier by the board. The board may amend the Plan at any time except that no amendment may be made without stockholder approval if stockholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code (described below), or such amendment would increase the number of shares of the company's common stock available under the Plan.

Stock Options and Stock Appreciation Rights

The period for the exercise of a non-qualified stock option (other than options granted to non-employee directors) or SAR and the option exercise price and base price of an SAR will be determined by the Plan Committee; provided that the option exercise price and the base price of an SAR will not be less than the fair market value of a share of the company's common stock on the date of grant. SARs may be granted in tandem with a related stock option, in which event the grantee may elect to exercise either the SARs or the option, but not both, or SARs may be granted independently of a stock option. The exercise of an SAR entitles the holder to receive (subject to withholding taxes) shares of the company's common stock and/or cash with a value equal to the market value of a stated number of shares of the company's common stock in excess of the SAR base price.

No stock option or SAR will be exercisable more than ten years after its date of grant, unless, with respect to an incentive stock option, the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the company (a ten percent holder), in which case the option will be exercisable for no more than five years after its date of grant. If the recipient of an incentive stock option is a ten percent holder, the option exercise price will be the price required by the Code, currently 110% of fair market value.

Beginning on the date of the 2000 Annual Meeting, each individual who, immediately following each annual meeting, is a non-employee director will be granted non-qualified options to purchase an amount of shares of the company's common stock which is 2.5 times the annual retainer fee payable to a non-employee director divided by the fair market value of a share of the company's common stock on the date of grant with an exercise price per share equal to the fair market value of a share of the company's common stock on the date of grant. Such options will expire on the first business day preceding the tenth anniversary of the date of grant and will become exercisable as to all of the shares of common stock subject to the option on and after the earlier to occur of (i) the date which is the first anniversary of the date of grant or (ii) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant. Each non-employee director may elect to receive non-qualified options to purchase the company's common stock in lieu of all or part of the annual retainer fee payable to a non-employee director or the annual phantom stock award granted to non-employee directors. The options will have a value, determined in accordance with the Black-Scholes valuation method, equal to the amount of the foregone fee or phantom stock and will become exercisable in full on the first anniversary of the date of grant.

Upon exercise, the option exercise price may be paid in cash or by the delivery of previously owned shares of the company's common stock, as determined by the Plan Committee. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon termination of employment or service on the board of the holder of the option or SAR, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee, except that the term of the option may never exceed the original term of the option or SAR.

The Plan includes a provision allowing the Plan Committee to make modifications to the Plan necessary to accommodate grants of awards to eligible participants who are foreign nationals.

Performance Awards and Fixed Awards

Under the Plan, bonus awards, whether performance awards or fixed awards, may be made in the form of (i) cash, whether in an absolute amount or as a percentage of compensation, (ii) stock units, each of which is substantially the equivalent of a share of the company's common stock but for the power to vote and, subject to the Plan Committee's discretion, the entitlement to an amount equal to dividends or other distributions otherwise payable on a like number of shares of common stock and (iii) restricted shares of the company's common stock issued to the participant that are forfeitable and have restrictions on transfer.

Performance awards may be made in terms of a stated potential maximum dollar amount, percentage of compensation or number of units or shares, with such actual amount, percentage or number to be determined by reference to the level of achievement of corporate, sector, business unit, division, individual or other performance goals over a performance period of not less than one nor more than ten years, as determined by the Plan Committee. The performance goals must be tied to one or more of the following: net sales, cost of sales, gross profit, earnings from operations, earnings before interest, taxes, depreciation and amortization, earnings before income taxes, earnings before interest and taxes, cash flow measures, return on equity, return on assets, return on net assets employed, net income per common share (basic or diluted), EVA (which is described in "Report on Compensation" on page 31), or any other similar criteria established by the Plan Committee. The Plan Committee has the discretion to amend or adjust the performance goals or other terms or conditions of an outstanding award in recognition of unusual or nonrecurring events. Fixed awards are not contingent on the achievement of specific objectives, but are contingent on the participant's continuing in the company's employ for a period specified in the award.

If shares of restricted stock are subject to a bonus award, the participant will have the right, unless and until such award is forfeited or unless otherwise determined by the Plan Committee at the time of grant, to vote the shares and to receive dividends from the date of grant and the right to participate in any capital adjustment applicable to all holders of the company's common stock, provided that a distribution with respect to shares of the company's common stock, other than a regular quarterly cash dividend, must be deposited with the company and will be subject to the same restrictions as the shares of the company's common stock with respect to which such distribution was made. Upon termination of any applicable restriction period, including, if applicable, the satisfaction or achievement of required performance objectives, a certificate evidencing ownership of the shares of the common stock will be delivered to the holder of such award.

If stock units are credited to a participant pursuant to a bonus award, then, subject to the Plan Committee's discretion, amounts equal to dividends and other distributions otherwise payable on a like number of shares of the company's common stock after the crediting of the units will be credited to an account for the participant and held until the award is forfeited or paid out. Interest will be credited on the account at a rate determined by the Plan Committee.

Bonus awards will be subject to the vesting terms determined by the Plan Committee. The Plan Committee may provide for early vesting of an award in the event of the participant's death, permanent and total disability or retirement. At the time of vesting, (i) the award, if in units, will be paid to the participant either in shares of the company's common stock equal to the number of units, in cash equal to the fair market value of such shares, or in such combination thereof as the Plan Committee determines, (ii) the award, if a cash bonus award, will be paid to the participant either in cash, or in shares of the company's common stock with a then fair market value equal to the amount of such award, or in such combination thereof as the Plan Committee determines and (iii) shares of restricted common stock issued pursuant to an award will be released from the restrictions.

Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences generally arising with respect to grants and awards under the Plan.

Stock Options

A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies. A participant will not recognize any income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the company will not be entitled to any deduction. If, however, such shares are disposed of within such one or two year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (A) the lesser of either (i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise, over (B) the exercise price, and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

SARs

A participant will not recognize any income upon the grant of SARs. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of cash paid by the company upon such exercise, and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

Restricted Stock and Stock Units

A participant will not recognize any income at the time of the grant of shares of restricted stock (unless the participant makes an election to be taxed at the time the restricted stock is granted) or stock units, and the company will not be entitled to a tax deduction at such time. If the participant elects to be taxed at the time the restricted stock is granted, the participant will recognize compensation taxable as ordinary income at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. Otherwise, a participant will recognize compensation taxable as ordinary income at the time the restrictions lapse on restricted stock (if such election was not made) and stock units in an amount equal to the excess of the fair market value of the shares or units at such time over the amount, if any, paid for such shares or units. The company is entitled to a corresponding deduction at the time the ordinary income is recognized by a participant, except to the extent the limit of Section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies. A participant will recognize compensation taxable as ordinary income (subject to income tax withholding) when amounts equal to dividends and any other distributions attributable to stock units are paid (or made available) and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

Cash Bonus Awards

A participant will not recognize any income upon the grant of a bonus award payable in cash and the company will not be entitled to a tax deduction at such time. At the time such award is paid (or made available), the participant will recognize compensation taxable as ordinary income (subject to income tax withholding) in an amount equal to any cash paid by the company, and the company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer to $1 million. However, "performance-based " compensation is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors," (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Plan Committee will consist solely of "outside directors" as defined for purposes of Section 162(m) of the Code. As a result, and based on certain proposed regulations issued by the U.S. Department of the Treasury, certain compensation under the Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the Plan, such as any restricted stock award which is not subject to a performance condition to vesting, would be subject to such limit.

General/Vote Required

Except for grants of stock options to non-employee directors, the number of stock options or other forms of award that will be granted hereafter under the Plan is not currently determinable. Information regarding awards in 1999 under the 1995 Stock Incentive Plan to the named executive officers is provided in the "Summary Compensation Table, " the "Option Grants in 1999" table and the "Year-End Option Values" table. In addition, in 1999, (i) options for 40,592 shares were granted to all current non-employee directors as a group, (ii) options for 175,000 shares and 0 shares of restricted stock were granted to all current executive officers as a group and (iii) options for 1,647,811 shares and 89,000 shares of restricted stock were granted to all other eligible employees, including current officers who are not executive officers. At December 31, 1999, 123,237,405 shares of the company's common stock were outstanding. On February 11, 2000, the average of the high and low transactions prices in trading of the company's common stock, as reported in the New York Stock Exchange Composite Transactions was $20.9375 per share. Based on that market value, the number of shares of the company's common stock underlying options which would be granted automatically to non-employee directors on the date of the 2000 Annual Meeting is 38,210.

The affirmative vote of the holders of a majority of the shares of the company's common stock present in person or by proxy at the 2000 Annual Meeting and entitled to vote on the proposal to adopt the Plan is required to approve the adoption of the Plan.

The Board of Directors recommends a vote FOR adoption of the 2000 Stock Incentive Plan.

Proposal 3: Stockholder Proposal Regarding Pay Equity

We have been notified that the following stockholders intend to introduce and support the following proposal at the 2000 Annual Meeting: Walden Asset Management, a division of United States Trust Company of Boston, 40 Court Street, Boston, Massachusetts 02108, which has provided certification indicating that, as of October 28, 1999, it was the beneficial owner of 2,250 shares of the company's common stock, and Domini Social Investments LLC, 11 West 25th Street, 7th Floor, New York, NY 10010-2001, which has provided certification indicating that, as of October 18, 1999, it was the beneficial owner of 20,300 shares of the company's common stock. Based on the information above, the stockholder proponents own a total of approximately .019% of the total shares of the company's common stock outstanding on December 31, 1999.

WHEREAS, paying men and women equitably is the law of the land in the United States, Canada and most of Europe. Despite legislation such as the U.S. Pay Equity Act of 1963 large disparities remain between the pay of working women and men. According to U.S. Census Bureau data, in 1998 women earned just 73 cents on the dollar compared to their male colleagues. This means that a woman must work 16 months to earn what the average man in the same job earns in just 12 months;

WHEREAS, in April 1998, Vice President Gore announced new federal initiatives to strengthen enforcement of the Pay Equity Act. These efforts have focused greater attention on discriminatory corporate practices, leading to the risk of large financial settlements and to adverse publicity that damages corporate reputations;

WHEREAS, our company has already been subject to stringent enforcement of the Pay Equity Act. On September 30, 1998, R.R. Donnelley settled an action brought by the U.S. Department of Labor addressing disparities in the pay of women and minority professionals. As a part of the settlement, R.R. Donnelley paid more than $250,000 in back wages to 29 women and minority employees;

WHEREAS, the preceding workplace discrimination case is not an isolated incident. In 1993, our company settled a class action race discrimination suit involving African-American employees. In November 1996, an additional $500 million federal class action suit was filed on behalf of African-American employees alleging race discrimination;

WHEREAS, Federal Reserve Chairman Alan Greenspan stated in a speech to corporate leaders "Discrimination is patently immoral, but it is now increasingly being seen as unprofitable." R.R.  Donnelley's shareholders have already borne the cost of discriminatory behavior, through the direct costs associated with settling charges of discrimination and through less easily quantifed costs associated with adverse publicity;

WHEREAS, the U.S. Department of Labor has encouraged American businesses to conduct voluntary pay equity audits to assure compliance with federal fair pay laws. (The Labor Department's pay equity audit information guide is available at http://www.dol.gov/dol/esa/public/regs/compliance/ofccp/compdata.htm);

WHEREAS, at last year's annual meeting, 16.6% of R.R. Donnelley's shareholders supported a shareholder resolution calling upon the company to conduct a voluntary pay equity audit and report the findings to shareholders;

RESOLVED, shareholders request the Board of Directors implement the U.S. Department of Labor's voluntary pay equity audit. The company shall prepare a report summarizing the findings of this audit, including recommendations for addressing pay inequities should they exist. This report, prepared at reasonable cost and omitting proprietary information, should be made available to shareholders no later than September 30, 2000.

Supporting Statement

Leading American companies are conducting voluntary pay equity audits to protect employees from pay discrimination and shareholders from unnecessary liabilities. It is time for R.R. Donnelley to join these leadership firms and ensure that all employees be paid fairly without regard to race or gender. PLEASE VOTE YES!

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proponents request that the board implement a pay equity audit to assure compliance with federal pay equity laws. This proposal is virtually identical to a proposal made by proponents one year ago. Yet, the statement they offer in support of their proposal consists of nothing more than the same general assertions regarding discrimination and references to certain legal actions involving the company cited by proponents in their earlier statement. There are at least three reasons why the board recommends that you vote against the proposal.

The first and most important reason is that the proposal continues to be based on a false premise. The proponents attempt to convey the impression that the company may have a serious problem with discrimination. This is simply not true. The proponents reference three legal actions in which the company has been involved. The proponents, however, mischaracterize these actions:

(1) The first action they reference, the September 1998 settlement, resulted from a routine audit of company headquarters by the Department of Labor's Office on Federal Contract Compliance Programs (OFCCP). All government contractors are subject to OFCCP audits. In its audit the OFCCP contended that 29 of the 828 persons reviewed were entitled to salary adjustments and/or back pay. The audit found no systemic problems and no "discrimination." Recognizing the substantial costs that fighting the government on this would entail, the company settled with the OFCCP, without making any admission of wrongdoing. The company continues to be subject to routine audits by the OFCCP. When the proponents first made their proposal last year, the OFCCP had already completed two audits of company facilities employing hundreds of persons and there were no findings of discrimination or pay irregularities. In the last year, two additional audits have been completed by the OFCCP, again with no findings of discrimination or pay irregularities.

(2) The second action they reference, the 1993 settlement, is likewise not evidence of any company-wide problem. This action, which we settled without admission of wrongdoing rather than undergo expensive and divisive litigation, involved hiring and promotion practices at a single, isolated division of the company. The claims brought in this action had nothing to do with "pay equity."

(3) The third action they reference, the class action case brought against the company in 1996, proves nothing about the existence of workplace discrimination. We have vigorously contested these allegations since they were first made. An accusation of wrongdoing is not evidence of guilt, and to suggest otherwise is irresponsible.

In sum, then, the proponents offer little to support their suggestion that the company has a pervasive problem with workplace discrimination. This is not surprising. The board and management are now, and have always been, fully committed to ensuring that all of our workplaces are free from the corrosive effects of impermissible discrimination.

The second reason to vote against the proposal is that federal law already prohibits the sort of discrimination that the proposal is attempting to uncover. The Equal Pay Act and Title VII of the Civil Rights Act of 1964 forbid discrimination on the basis of gender or race in the setting of employee pay. As our Principles of Ethical Business Conduct makes clear, "[f]or more than 131 years, the policy of R.R. Donnelley & Sons Company, its subsidiaries and affiliates has been to conduct business in a lawful and ethical manner."

The third reason to vote against the proposal is that, although it requests a report "prepared at reasonable cost," the study that the proposal urges the board to undertake would be expensive. The proposal asks the board to evaluate the situation of its employees throughout the company and make recommendations for addressing pay inequities found. These studies would nonetheless require the board to generate information relating to hundreds, if not thousands, of employees, comparing their qualifications, experience and performance with others performing their job to determine the basis for any pay differentials. Such a study would impose a substantial burden on the company, both in terms of direct financial cost, and in terms of diverting the attention of senior management away from their other responsibilities. Even the U.S. Department of Labor guide on this subject acknowledges that only the initial phases of an analysis of a compensation system can be accomplished without using expert resources or external consultants.

The affirmative vote of the holders of a majority of the shares of the company's common stock present in person or by proxy at the 2000 Annual Meeting, and entitled to vote on the stockholder proposal on conducting a pay equity study, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposal 4: Stockholder Proposal Regarding Global Corporate Standards

We have been notified that the following stockholders intend to introduce and support the following proposal at the 2000 Annual Meeting: the Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, which has provided certification indicating that, as of October 12, 1999, it was the beneficial owner of 100 shares of the company's common stock, the Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which has provided certification indicating that, as of October 21, 1999, it was the beneficial owner of 200 shares of the company's common stock, the Maryknoll Fathers and Brothers, P.O. Box 305, Maryknoll, New York, 10545-0305, which has provided certification indicating that, as of October 15, 1999, it was the beneficial owner of 7,100 shares of the company's common stock, and Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York, 10017-5704, which has provided certification indicating that, as of October 14, 1999, it was the beneficial owner of 105,230 shares of the company's common stock. Based on the information above, the stockholder proponents own a total of approximately .091% of the total shares of the company's common stock outstanding.

WHEREAS, our company, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

Companies operating in the global economy are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues beyond the traditional business focus. These include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

We believe global companies need to operationalize comprehensive codes of conduct, such as those found in the "Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

A New York Times editorial stated, "[Corporations] should hold themselves to some guidelines. Their own practices should not be abusive, even if local laws allow it. This means giving workers wages they can live on and good working conditions." ("Corporations and Conscience," New York Times, 12/6/98).

Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to productivity and enhance the bottom line for the company.

RESOLVED: the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to shareholders by October 2000.

Supporting Statement

We recommend the review include the following areas:

  A description of policies which are designed to protect human rights - civil, political, social, cultural and economic - consistent with respect for human dignity and international human rights standards.
  A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age for completing compulsory education in the country of manufacture where such age is higher than fifteen.
  A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.
  Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protecting the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide them.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proposal asks generally that the board "review or amend, where applicable, its code or standards for its international operations and . . . report a summary of this review to shareholders by October 2000." It goes on to request that the report discuss four particular topics. The purpose of the proposed review and report would presumably be to ensure that the company is conducting its international operations in an ethical and responsible manner.

The board believes that the proposed review and report are not warranted. The board and management are already fully committed to ensuring that all of our facilities, foreign and domestic, are operated ethically and responsibly. The company's Principles of Ethical Business Conduct states clearly that for "more than 131 years, the policy of R.R. Donnelley & Sons Company, its subsidiaries and affiliates has been to conduct business in a lawful and ethical manner." The Principles are distributed in the local language to all company employees. During 1999, the company also initiated companywide communications and training on its Ethical Business Practices, including its commitment to obeying the law, and running safe and environmentally responsible workplaces. The board's Corporate Responsibility & Governance Committee has special responsibility in this regard. It is charged with, among other things, overseeing "the Company's commitment to employee health and safety, equal employment opportunity and the environment." The Corporate Responsibility & Governance Committee is made up entirely of outside directors, and is thus able to provide a form of the independent monitoring that the proponents reference in their supporting statement.

In addition to these governance elements, we have also implemented a number of initiatives designed to promote our goal of ethical and responsible corporate citizenship. For example, we have established the EHS Corporate Leadership Council. This group, made up of senior executives, reviews the performance of the company's operations and facilities worldwide to ensure that we conduct our operations in accordance with all applicable employee health, employee safety and environmental laws and regulations. And, we recognize our civic obligation as a major employer in communities ranging from China to Poland to the United States, with a particular emphasis on education and issues involving children.

The review and report that the proponents suggest would therefore be duplicative of many of the efforts we are already undertaking. They would also be expensive and time-consuming. Given that the above-mentioned policies and initiatives are already in place, the review and report the proponents request would not result in any additional benefit to the stockholders or our employees.

The affirmative vote of the holders of a majority of the shares of the company's common stock present in person or by proxy at the 2000 Annual Meeting, and entitled to vote on the stockholder proposal on conducting a review of the company's standards for its international operations, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote for each share of the company's common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It's important to follow the instructions that apply to your situation.

If you prefer to vote by mail or by telephone and your shares are registered in your name, or if you hold your shares as a participant in the company's Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, you may do so using the enclosed proxy card or by calling the toll-free number listed on your proxy card. If you are a participant in the company's Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, any proxy you submit or vote by telephone will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone voting procedure is designed to verify stockholders through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

If your shares are held in "street name, " you should vote your shares as directed by your broker or other nominee.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

  Shares registered in your name —check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to this proxy statement or evidence of your stock ownership with you to the meeting. The ticket will serve as your admission and your authorization to vote in person.
  Shares registered in the name of your broker or other nominee—ask your broker to provide you with a broker's proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to this proxy statement or evidence of your stock ownership from your broker.

Remember that attendance at the meeting will be limited to stockholders as of the record date (or their authorized representatives) with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

  By delivering a written notice of revocation to the secretary of the company.
  By executing another proxy that bears a later date which is voted at the meeting.
  By voting by telephone at a later time.
  By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy. In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2000 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting.

Voting Rules

When voting to elect directors, you have three options:

  Vote for all three nominees.
  Vote for only some of the nominees.
  Withhold authority to vote for all or some nominees.

If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election.

When voting on all other proposals, you again have three options, but different from those pertaining to the election of directors:

  Vote FOR a given proposal.
  Vote AGAINST a given proposal.
  ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against a proposal. Non-voted shares will not affect the result.

If you return your proxy with no votes marked, your shares will be voted as follows:

  FOR the election of all three nominees for director.
  FOR adoption of the 2000 Stock Incentive Plan.
  AGAINST the stockholder proposal regarding pay equity.
  AGAINST the stockholder proposal regarding global corporate standards.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn't reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $12,500 plus out-of-pocket expenses.

As of the record date, there were 122,350,573 shares of common stock outstanding. This does not include 18,538,477 shares held in the company's treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company's common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1994. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among R.R. Donnelley, S&P 500 Index and Peer Group*

[CHART APPEARS HERE]

* Fiscal Year Ended December 31

	December 31,
	1994	1995	1996	1997	1998	1999
R.R. Donnelley	$100.00	$136.04	$110.74	$134.39	$161.29	$ 93.93
Standard & Poor's 500	100.00	137.58	169.17	225.60	290.08	351.12
Peer Group	100.00	126.63	148.31	185.79	202.03	249.58

R.R. Donnelley & Sons provides a broad range of services to publishers, retailers, catalog merchants and information providers, among others. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Company	Stock Class
Banta Corporation
Bowne & Co. Inc.
Central Newspapers	A
Deluxe Corporation
Dow Jones & Company, Inc.
The Dun & Bradstreet Corporation
Gannett Co., Inc.
Harcourt General Inc.
John H. Harland Company
Hollinger Inc.
Houghton-Mifflin Company
Knight-Ridder, Inc.
Lee Enterprises, Inc.
McClatchy Newspapers, Inc.	A
McGraw-Hill, Inc.
Media General, Inc.	A
Meredith Corporation
News Corp Ltd
The New York Times Company	A
Playboy Enterprises, Inc.	B
Pulitzer Publishing Company
The Reader's Digest Association, Inc.	A
Reuters Group PLC	ADR
Scholastic Corporation
The E.W. Scripps Company	A
Thomson Corp.
The Times Mirror Company	A
Tribune Company
The Washington Post Company	B

About the Current Directors

The information below describes the directors whose terms continue to run until 2001 or 2002. Information on current directors who are up for re-election this year is provided earlier under Proposal 1.

Directors of Class 1 – Terms expire in 2001

[PHOTO]

Martha Layne Collins

Executive scholar in residence, Georgetown College, 1998-present

Director of international business and management, University of Kentucky, 1996-1998

President, Martha Layne Collins & Associates, a consulting firm, 1988-present

President, St. Catharine College, Springfield, Kentucky, 1990-1996

Directorships: Eastman Kodak Company; Mid-America Bancorp (dba Bank of Louisville)

Committees: Audit; Executive

Age: 63

Director since: 1987

[PHOTO]

William L. Davis

Chairman and chief executive officer of the company, 1997-present

Senior executive vice president, Emerson Electric Company, manufacturer of electrical, electronic and related products, 1993-1997

Executive vice president, Emerson, 1988-1993

Directorship: Mallinckrodt, Inc.

Committee: Executive

Age: 56

Director since: 1997

[PHOTO]

Oliver R. Sockwell

Executive-in-residence, Columbia University Graduate School of Business, 1997-present

President and chief executive officer, Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987-1997

Committees: Audit; Corporate Responsibility & Governance

Age: 56

Director since: 1997

[PHOTO]

Stephen M. Wolf

Chairman, US Airways Group, Inc. and US Airways, Inc., 1996-present

Chief executive officer, US Airways Group, Inc. and US Airways, Inc., 1996-1998

Senior advisor to Lazard Freres & Co., an investment banking firm, 1994-1996

Chairman and chief executive officer, UAL Corporation and United Air Lines, Inc., 1987-1994

Directorships: Philip Morris Companies, Inc.; US Airways Group, Inc.

Committees: Finance; Human Resources

Age: 58

Director since: 1995

Directors of Class 2 - Terms expire in 2002

[PHOTO]

Joseph B. Anderson, Jr.

Chairman and chief executive officer, Chivas Industries L.L.C., a manufacturer of interior lighting and trim, injection molding and energy absorbing foam components for the automotive industry, 1994-present

President and chief executive officer, Composite Energy Management Systems, Incorporated, an automotive parts manufacturing company, 1992-1993

General director, body hardware business unit, Inland Fisher Guide Division, General Motors Corporation, 1990-1992

Directorships: Quaker Chemical Corporation; Meritor Automotive, Inc.

Committees: Corporate Responsibility & Governance; Human Resources

Age: 56

Director since: 1998

[PHOTO]

Judith H. Hamilton

President and chief executive officer, Classroom Connect Inc., a provider of materials integrating the internet into the education process, 1999-present

President and chief executive officer, FirstFloor Software, an internet software publisher, 1996-1998

President and chief executive officer, Dataquest Incorporated, a high technology market research analysis and consulting firm, 1992-1995

Senior vice president and general manager, systems division, Locus Computing Corporation, 1991-1992

Directorships: Classroom Connect Inc.; Software.com, Inc., Lante Corporation

Committees: Audit; Corporate Responsibility & Governance

Age: 55

Director since: 1995

[PHOTO]

Bide L. Thomas

President, Commonwealth Edison Company, a producer, distributor and seller of electric energy, 1987-1992 (retired)

Directorships: MYR Group Inc.; The Northern Trust Corporation

Committees: Audit; Finance

Age: 64

Director since: 1987

In 1999, the board met six times. Each director was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member.

The Board's Committees and their Functions

The board has five standing committees, whose names and responsibilities are described below:

Audit Committee —recommends the selection of independent public accountants to the board. The committee reviews the scope of independent and internal audits and assesses the results. Each January, the committee reviews the results of the independent public accountants' audit before the earnings report is released publicly. The committee periodically reviews the performance of the company's accounting and financial personnel. The committee also reviews the company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the company's codes of conduct. The committee met three times in 1999.

Corporate Responsibility & Governance Committee—oversees the company's employee health and safety, equal employment opportunity and environmental commitments. The committee recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee may recommend changes to policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and board and director performance evaluation. The committee met four times in 1999.

Executive Committee—can exercise all of the authority of the full board of directors, except for specific powers delegated to other committees and certain other actions described in the company's by-laws. The committee meets as necessary and did not meet in 1999.

Finance Committee —reviews the company's financial policies and makes recommendations regarding the company's financial condition and allocation of funds, including dividend payments. The committee also reviews the performance and management of the company's Retirement Benefit Plan. The committee met five times in 1999.

Human Resources Committee —determines the compensation (including annual salary, bonus and other benefits) of senior officers. As appropriate, the committee also institutes and monitors performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and administers all employee benefit plans. It also recommends candidates for election as corporate officers. The committee met four times in 1999.

Director Compensation

Directors who are not officers of the company receive the following annual fees for their services to the board:

  $32,000 for serving as a director.
  $1,000 for each committee of which they are a member.
  An additional $2,500 for each committee chairmanship they hold.
  $1,000 for each day they attend board and/or committee meetings.
  $1,000 for each non-meeting day the company requests them to spend on committee work.

Non-employee directors may elect to have some or all of their fees applied toward the purchase of company common stock at fair market value, issued in the form of ten-year options to purchase the company's common stock at an exercise price equal to the fair market value of the common stock on the date granted or deferred. Any deferred amounts will, at the director's election, either earn the same rate of interest as five-year U.S. government bonds or be converted into shares of phantom stock. A director can receive deferred fees, along with the interest or gains earned, in a lump sum or in as many as ten equal annual installments. In either case, payments are made after the director reaches age 65 or leaves the board, whichever comes later.

The 1995 Stock Incentive Plan provided for grants of 4,000 stock options to each non-employee director every year immediately after the annual meeting, and the last of these grants was made on March 25, 1999. The exercise price is the fair market value of a share of the company's common stock on the date granted. The options may be exercised beginning one year after the date granted or the day immediately preceding the next annual meeting (whichever is sooner) and ending ten years after the date granted. Assuming stockholder approval of the 2000 Stock Incentive Plan described on pages 7–12 above, the 2000 Stock Incentive Plan provides for grants of stock options to each non-employee director every year immediately after the annual meeting to purchase a number of shares of the company's common stock equal to 2.5 times the director's annual fee divided by the fair market value of a share of the company's common stock on the date of grant. The exercise price is the fair market value of a share of the company's common stock on the date granted. The options may be exercised beginning one year after the date granted or the day immediately preceding the next annual meeting (whichever is sooner) and ending ten years after the date granted.

Under the retirement plan for directors, each of the current directors who was active as of January 1, 1997 elected to either:

  Receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or
  Convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors with less than ten years of service on the board receive an annual award of phantom stock. The phantom stock is credited as of January 1 each year until the beginning of the director's tenth year on the board, with the number of shares determined by dividing 35% of the director's annual retainer by the fair market value of a share of common stock. Each non-employee director may elect to receive options in lieu of all or part of such phantom stock award.

Directors first elected on or after January 1, 2000 will not receive an annual award of phantom stock.

The Company's
Largest Stockholders

Beneficial Ownership of Stock

The table below lists all institutions and individuals known to hold more than 5% of the company's common stock. This information has been furnished in each case by the stockholders themselves. The percentages shown are based on outstanding shares of common stock as of December 31, 1999.

The descendants of company founder Richard Robert Donnelley (1836-1899) and their families own approximately 16% of the company's common stock.

Stockholder	Comments

Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60675

Northern Trust Corporation is the
parent holding company for The
Northern Trust Company and other
subsidiaries. This amount reflects
the total shares held by each affiliate,
including shares reported elsewhere
in this statement as belonging to
James R. Donnelley.

Dodge & Cox One Sansome Street 35th Floor San Francisco, CA 94104	Dodge & Cox is an investment adivsor. This amount reflects the total shares held by clients.

Oppenheimer Group, Inc. Oppenheimer Tower World Financial Center New York, NY 10281	Oppenheimer Group, Inc. is a holding company. This amount reflects the total shares held by each subsidiary.

FMR Corp. 82 Devonshire Street Boston, MA 01209	FMR Corp. is the parent holding company for Fidelity Management & Research Company and other subsidiaries. This amount reflects the total shares held by each subsidiary.

Number of Shares	% of Total Outstanding	Investment Authority	Voting Authority

11,751,083 (as of January 11, 2000)	9.53	Sole 3,022,201 shares; Shared, 8,014,311 shares; no investment authority, 714,571 shares	Sole, 6,954,144 shares; Shared, 2,177,891 shares; no voting authority, 2,619,048 shares.

10,066,128 (as of December 31, 1999)	8.17	Sole, all shares.	Sole 9,163,448 shares; Shared, 94,300 shares; no voting authority, 808,380 shares.

9,409,379 (as of February 11, 2000)	7.64	Shared, all shares.	Shared, all shares.

7,843,557 (as of December 31, 1999)	6.36	Sole, all shares.	Sole, 924,657 shares; Shared, 6,918,900 shares.

Stock Held by Directors and Executive Officers

The table below lists the beneficial ownership of common stock as of December 31, 1999 by all directors and nominees and each of the persons named in the tables under Executive Compensation below, including the company's executive officers. In calculating the percentages of outstanding stock, each listed person's stock options that are or will be exercisable prior to March 1, 2000 have been added to the total outstanding shares.

Beneficial Stock Ownership of Directors and Executives
Name	Shares(1)	Restricted Shares(3)	Stock Options Exercisable Prior to 3/1/00	Total Shares	% of Total Outstanding

DIRECTORS
Joseph B. Anderson, Jr.	400	-0-	-0-	400	*
Martha Layne Collins	2,400	-0-	24,000 ‡	26,400	*
James R. Donnelley	5,996,553(2)	5,000	69,800	6,076,353	4.91
Judith H. Hamilton	4,339	-0-	12,000 ‡	16,339	*
Thomas S. Johnson	8,570	-0-	33,474 ‡	42,044	*
George A. Lorch	2,556	-0-	12,000 ‡	14,556	*
M. Bernard Puckett	3,913	-0-	16,000 ‡	19,913	*
Oliver R. Sockwell	1,000	-0-	4,000 ‡	5,000	*
Bide L. Thomas	3,061	-0-	4,000 ‡	7,061	*
Stephen M. Wolf	30,000	-0-	16,000 ‡	46,000	*
NAMED EXECUTIVE OFFICERS
William L. Davis	89,784	188,547	200,000	478,331	*
Monica M. Fohrman	11,484	-0-	37,600	49,084	*
Cheryl A. Francis	11,624	25,000	49,800	86,424	*
Jonathan P. Ward	36,478	15,000	145,100	196,578	*
Michael W. Winkel	-0-	-0-	-0-	-0-	*
Combined totals of directors and executive officers				7,064,483	5.70

* Less than one percent.
‡ Non-employee director stock options.
1 Includes interests in shares held through the Donnelley Stock Fund.
2 Includes 4,893,445 shares for which Mr. Donnelley shares voting and investment authority; does not include 41,513 shares owned by a family member to which beneficial ownership is disclaimed.
3 Subject to limits on sale or transfer, and can be forfeited under certain conditions.

Executive Compensation

The summary compensation table summarizes the compensation of the company's chief executive officer and four highest-paid other executive officers during recent years.

Summary Compensation Table

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
Year	Name and Principal Position	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Awards ($)	Options (#)	All Other Compensation ($)

1999	W.L. Davis	812,500	862,575	143,187	0	0	53,531(1)
1998	Chairman and CEO	700,000	1,000,000	140,293	0	0	27,705
1997		552,784	459,600	233,759	9,727,229	1,000,000	4,049,721

1999	M.M. Fohrman	235,000	114,482	10,149	0	25,000	1,763(1)
	Senior VP, General
	Counsel and Secretary

1999	C.A. Francis	415,000	331,086	25,421	0	40,000	15,820(1)
1998	Executive VP	393,750	406,250	13	0	31,000	7,382
1997	and CFO	375,000	332,571	82	0	165,000	7,382

1999	J.P. Ward	543,750	533,525	37,364	0	60,000	18,174(1)
1998	President and	525,000	600,000	3,646	0	60,000	13,119
1997	COO	457,739	405,949	4,301	0	175,000	6,259

1999	M.W. Winkel	291,667	151,175	33,556	0	50,000	22,385(1)
	Executive VP
	Strategy & Planning

1 Includes premiums paid by the company in connection with whole life and disability insurance policies owned by the named executive officers in the following amounts: Mr. Davis, $51,131; Ms. Francis, $13,420; Mr. Ward, $15,774;
Mr. Winkel, $19,985. Also includes a company contribution to the named executive officer's retirement savings plan account of the following amounts: Mr. Davis, $2,400; Ms. Fohrman, $1,763; Ms. Francis, $2,400; Mr. Ward, $2,400;
Mr. Winkel, $2,400.

As of December 31, 1999, the named executives' holdings of restricted stock were valued as follows:

Detail Table 1: Restricted Common Stock

Name	Shares of Restricted Common Stock	Value ($)

W.L. Davis	188,547	4,690,107
M.M. Fohrman	0	0
C.A. Francis	25,000	621,875
J.P. Ward	15,000	373,125
M.W. Winkel	0	0

Restricted stock pays dividends at the same rate and time as the company's common stock. Restricted stock generally vests on the fifth anniversary of the date it was granted, although restricted stock held by Mr. Davis vests as described in his executive agreement (see page 34).

The following table details options to purchase common stock that were granted in 1999 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 1999

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 1999	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)(2)

W.L. Davis	0	N/A	N/A	N/A	N/A
M.M. Fohrman	25,000	1.37%	34.2813	3/24/09	273,750
C.A. Francis	40,000	2.19%	34.2813	3/24/09	438,000
J.P. Ward	60,000	3.29%	34.2813	3/24/09	657,000
M.W. Winkel	50,000	2.74%	34.1875	2/28/09	546,000

1 Options become exercisable over a four-year period starting on the grant date, at the rate of 20% a year, with the final 40% exercisable at the end of the fourth year. This schedule could be accelerated upon death, disability or a change in control.

2 Grant Date Present Value does not reflect reduced value attributable to potential forfeiture due to vesting requirements or shortened exercise period following employment termination.

The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

Name	Grant Date	Expiration Date	Volatility Factor	Yield	Annual Dividend Rate	Risk-free Rate of Return

W.L. Davis	N/A	N/A	N/A	N/A	N/A	N/A
M.M. Fohrman	3/25/99	3/24/09	25.09%	2.45%	$0.84	5.23%
C.A. Francis	3/25/99	3/24/09	25.09%	2.45%	$0.84	5.23%
J.P. Ward	3/25/99	3/24/09	25.09%	2.45%	$0.84	5.23%
M.W. Winkel	3/1/99	2/28/09	25.09%	2.45%	$0.84	5.23%

The following table reflects the value of options at December 31, 1999 held by the individuals named in the summary compensation table. None of the individuals exercised a stock option during 1999.

Detail Table 4: Year-End Option Values

	Number of Securities Underlying Unexercised Options at 12/31/99(#)	Value of Unexercised In-the-Money Options at 12/31/99($)(1)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

W.L. Davis	200,000/800,000	0/0
M.M. Fohrman	37,600/34,000	66,000/0
C.A. Francis	49,800/362,200	0/0
J.P. Ward	145,100/470,400	151,500/0
M.W. Winkel	0/50,000	0/0

1 Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 1999. Fair market value is the average of the high and low prices reported in the NYSE Composite Transactions report.

Retirement Benefits

Under the company's Retirement Benefit Plan and Unfunded Supplemental Benefit Plan (Retirement Plans), each year employees accrue retirement benefits equal to 1.5% of compensation up to the Social Security wage base average for the preceding 35 year period, plus 2% of remaining compensation. Compensation covered by the Retirement Plans generally includes salary and annual cash bonus awards.

The government places certain limitations on pensions which can be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as benefits accrued under the executive arrangements (as discussed on pages 34-36), are paid under the Unfunded Supplemental Benefit Plan.

Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

The following table shows estimates of the annual benefits payable to the named executive officers upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 1999 and additional annual benefits they may earn in the future, assuming they continue in the company's employ to age 65 at current base pay plus incentives.

Detail Table 1: Retirement Benefits

Name	Benefits accrued through 12/31/99 ($)	Estimated benefits 1/1/2000 through age 65 ($)	Estimated total benefits ($)

W.L. Davis	438,000	431,000	869,000(1)
M.M. Fohrman	66,570	115,580	182,150
C.A. Francis	89,393	494,714	584,107
J.P. Ward	178,802	445,240	624,042
M.W. Winkel	5,668	110,160	115,828

1 According to an agreement between the company and Mr. Davis, these benefits will be paid to him annually beginning at age 65 if he remains employed by the company through March 18, 2002.

Report on Compensation

Committee Approach to Compensation Evaluation

The Human Resources Committee determines the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers.

The committee considered the following factors in setting compensation for 1999:

· Company performance, both separately and compared to other companies.

· The individual performance of each executive officer.

· A number of comparative compensation surveys.

· Historical compensation levels and stock awards.

· The overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.

· The recommendations of professional compensation consultants and management.

Companies used for executive compensation pay comparison purposes include a broad group of companies similar in revenue size to the company, as well as printing and publishing companies also similar in revenue size to the company. The companies used to define the market for pay comparison purposes include 7 of the 29 companies in the peer group used in the performance graph. Because the committee believes that the company's competitors for executive talent are more varied than the peer group chosen for comparing stockholder return in the performance graph, the committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation.

Executive Officers Generally

Generally, total compensation for executive officers is targeted between the 50th and 75th percentile of the market. The committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of short- and long-term compensation.

As described below, approximately 45% to 60% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation is linked to company performance.

Salary: The committee annually reviews the base salary of each executive officer. For 1999, the base salaries for named executive officers were targeted, on average, at the median salaries at comparable companies. Increases in base salaries for 1999 were determined based on this market positioning goal and on individual performance.

Management Incentive Plan: In 1998, the company implemented a new Management Incentive Plan. The Plan combines aspects of both an annual and long-term plan through a "banking" feature. The committee believes this Plan is designed to encourage and reward sustained value creation together with achievement of annual objectives, and employee retention.

Awards under the Plan have been based on achieving preset Economic Value Added (EVA® ) improvement targets, earnings per share objectives, and other individual and strategic objectives. EVA represents the cash operating earnings of the company after deducting a charge for capital employed and constitutes 60% of the award determination. Earnings per share objectives reflect the company's commitment to a traditionally recognized performance measure and constitute 20% of the award determination. The remaining 20% of the award determination is based on achieving both the objectives established annually under the company's Strategic Inclusion Plans (which set measurable goals in recruitment and retention of a diverse workforce) and achievement of individual objectives.

During 1998, the company became EVA positive and achieved an additional EVA improvement during 1999. The committee will review continually the financial measures used under the Plan and their ability to promote sustained performance of the company's strategies.

Each year during which an executive officer participates in the Plan, the incentive award is calculated and credited to an account. The participant receives an award payment equal to the percentage of the account balance determined by the committee. The remaining balance is then carried over to the following year. For administrative purposes, each account has an initial credited amount equal to a target award. This credit is designed to avoid substantially below target payouts for target performance in the early years of the Plan. In no circumstances will this credit be paid to a participant and no account balance can fall below the credited amount as a result of a payout. If a calculated award payout would otherwise reduce the balance below the initial credited amount, the payout is reduced to an amount that maintains the initial credited amount. Because award payouts are uncapped, superior financial performance, if sustained over time, can result in annual payouts well above targeted levels. However, poor financial performance may not only reduce or eliminate current year payouts, but may reduce earned amounts from prior years, including reduction of the initial credited amount. Thus amounts previously credited are at risk to the participants in following years. The committee also retains discretion to increase or decrease awards otherwise calculated under the Plan.

In 1999, the Plan resulted in calculated awards as shown in the "1999 Incentive Award" column in the following table. These calculated awards were credited to the executives' accounts. Actual payouts from the accounts are shown in the "1999 Incentive Payout" column.

Management Incentive Plan Bank Balance

Name	Initial Administrative Credit	Pre-Award Bank Balance	1999 Incentive Award	1999 Incentive Payout	Post-Payout Bank Balance

W.L. Davis	945,000	1,683,529	904,195	862,575	1,725,149
M.M. Fohrman(1)	188,000	0	155,445	114,482	228,964
C.A. Francis	374,063	662,350	330,909	331,086	662,172
J.P. Ward	603,750	1,078,854	521,721	533,525	1,067,050
M.W. Winkel(1)	247,917	0	205,607	151,175	302,349

1 Ms. Fohrman and Mr. Winkel first participated in the Plan during 1999.

Discretionary Bonuses: The committee may pay discretionary bonuses to executive officers when circumstances warrant. No discretionary bonuses were paid to the named executive officers for 1999.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the company's stock. In addition, to emphasize the importance of stock ownership by management, the committee and management have implemented stock ownership guidelines for officers which require all officers to acquire and hold over time company stock having a market value relative to salary. The minimum ownership guideline is owning stock having a market value at least equal to base salary, with the level of target ownership increasing as levels of responsibility increase, up to five times base salary, which is the ownership guideline for the CEO.

Option grants with exercise prices in excess of fair market value on the date of grant are periodically made to certain executive officers to supplement the target total pay structure so that total pay opportunity for those executive officers, including these premium priced options, would approximate the 75th percentile of the market. The committee believes that the incremental pay opportunity provided by these premium priced options is warranted by the significant appreciation in the company's stock price required in order for the options to have value, which focuses executives on creating shareholder value.

The committee makes restricted stock grants only on a selective basis for specific retention and recruiting requirements. In 1999, there were no new grants of premium priced options or restricted stock to any of the named executive officers.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

Mr. Davis' total compensation for 1999 was established pursuant to his employment agreement with the company, as described in the "Executive Agreements" section on page 34. Mr. Davis' compensation was established using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report.

Mr. Davis' base salary was increased effective April 1, 1999 for the first time since his hiring in March, 1997, to align better with market levels and to reflect the level of performance to the date of increase. Mr. Davis' base salary of $850,000 is slightly below the median for CEOs in the compensation surveys used by the committee. His target annual cash compensation, which includes salary and bonus, is also slightly below the median. Mr. Davis' total compensation is near the 55th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 60% of Mr. Davis' targeted annual cash compensation is linked to company performance through the objectives set forth, and the banking feature of, the Management Incentive Plan.

              The Human Resources Committee

              Thomas S. Johnson, Chairman

              Joseph B. Anderson, Jr.

              George A. Lorch

              Stephen M. Wolf

EVA is a registered mark of Stern Stewart & Co.

Severance Pay

The company has adopted a Severance Pay Program consisting of severance agreements between the company and the named executive officers and certain other officers and key employees.

Under the severance agreements, an executive is entitled to certain payments and benefits if, after a change in control of the company, the executive is terminated by the company for reasons other than cause or if the executive leaves the company after a change in control because of any of the following conditions:

· A decrease in responsibilities or compensation.

· A job relocation that requires a change in residence.

· A significant increase in travel.

These agreements do not apply to executives who are terminated for cause, retire, become disabled or die.

Severance benefits include:

· A lump-sum payment of three times current salary and bonus.

· Cash payment in lieu of outstanding stock bonus awards under the company's Stock Incentive Plans.

· Cash payment equal to the value of outstanding stock options.

· Cash payment equal to three years' additional accrued benefits under the company's Retirement Benefit Plan.

· Life, disability, accident and health insurance benefits for 24 months after termination.

If any of this compensation is subject to the federal excise tax on "excess parachute payments," the company also agrees to pay an additional amount to cover these taxes.

Executive Agreements

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and executed an employment agreement. The initial term of the Davis Agreement ends March 31, 2002, with an automatic extension through March 31, 2004 unless terminated by the company or by Mr. Davis with six months' prior written notice. Mr. Davis receives a base annual salary of not less than $700,000 and participates in annual and long-term performance bonus plans adopted by the company's Human Resources Committee. Beginning in 1998, these plans have been replaced by the Management Incentive Plan described in the Report on Compensation above. When Mr. Davis joined the company he was granted stock options for 500,000 shares of common stock at an exercise price of $30.125. Twenty percent of these shares vest on March 18 each year from 1998 to 2000, and the remaining shares vest on March 18, 2001. Mr. Davis also received options to purchase 500,000 shares of common stock at $45.1875 (150% of the price of the common stock) vesting on or after March 18, 2000 if the fair market value of the common stock exceeds that price for ten consecutive trading days (which occurred in June and July, 1998).

Mr. Davis was awarded the following restricted stock grants:

· 50,947 shares vesting in three installments in November 1997 through November 1999.

· 269,291 shares with 80,744 shares vesting on February 1, 1998, 45,008 shares vesting on November 1, 2000, 80,604 shares vesting on November 3, 2001 and 62,935 shares vesting on October 1, 2004.

The Davis Agreement requires the company to provide Mr. Davis with yearly retirement payments, upon his reaching the age of 65, which together with payments received through social security benefits, benefits payable from retirement plans of his former employers and the benefits otherwise payable under the company's Retirement Benefit Plan, equal $907,000 or 50% of his "final average compensation" (as defined in the Davis Agreement), whichever is greater. However, if Mr. Davis leaves the company voluntarily or for cause anytime before March 18, 2002, the pension amount will be reduced in proportion to the length of time he was employed prior to the fifth anniversary of the Davis Agreement.

Mr. Davis was awarded the following cash signing bonuses to cover amounts forfeited from his previous employer:

· $1,812,612 immediately paid into a deferred payment account.

· $1,908,606 paid in November 1997 into the deferred account.

· $179,507 paid in November 1997.

The deferred amounts accrued interest quarterly at the rate of five-year U.S. bonds, and were paid to Mr. Davis on January 15, 1998. The company also reimbursed Mr. Davis for relocation expenses.

If Mr. Davis dies before the initial employment term expires, his estate will receive a termination bonus in addition to all stock options described above. The termination bonus will equal his previous year's salary, prorated for the portion of the year worked prior to his death. If he should become disabled, the company or Mr. Davis may terminate this agreement. In addition to the termination bonus described above, Mr. Davis would receive 60% of his last base salary plus full benefit and pension accrual until he reaches age 65. Mr. Davis will be entitled to certain benefits if his employment is terminated by the company without cause or by him for "Good Reason" (as defined in the Davis Agreement), including:

· A lump sum severance payment of 250% of his current base salary and target bonus (300% if termination results from a change in control).

· Termination bonus.

· Continued benefit coverage and pension accrual for 30 months.

If Mr. Davis is terminated by the company without cause or if there is a change in control of the company, all stock options and restricted stock awards not yet vested will become fully vested.

Mr. Davis has agreed to certain limitations on his ability to compete with, or solicit employees from, the company for two years after the termination of the Davis Agreement.

The Francis Agreement

The Francis Agreement establishes certain terms under which Cheryl A. Francis is employed as executive vice president and chief financial officer of the company. In addition to base salary and participation in the company's incentive plans, Ms. Francis was granted 10,000 shares of restricted common stock, options to purchase 25,000 shares of common stock and premium-priced options to purchase 120,000 shares of common stock.

The Francis Agreement does not provide for a term of employment. However, if Ms. Francis is terminated by the company for any reason other than cause before June 30, 2005, she will receive an amount equal to $838,525 (increased beginning on October 16, 1995 by the company's borrowing rate) minus the total of:

· Ordinary income actually recognized by Ms. Francis upon the exercise of her options.

· Ordinary income she would realize if such options were exercised on her termination date.

· The value of her 10,000 shares of restricted common stock on their vesting dates.

Ms. Francis is 100% vested in retirement benefits under the company's Retirement Benefit Plan. She will receive a $10,130 additional credit in annual age 65 benefits for each full year she is employed by the company between December 31, 1995 and January 1, 2019.

The Winkel Agreement

The Winkel Agreement establishes certain terms under which Michael W. Winkel is employed as executive vice president, strategy & planning of the company. In addition to base salary and participation in the company's incentive plans, Mr. Winkel was granted options to purchase 50,000 shares of common stock.

The Winkel Agreement does not provide for a term of employment. However, if Mr. Winkel is terminated by the company within 12 months of March 30, 1999 for any reason other than cause, he will receive 12 months' base pay.

The Winkel Agreement provides for Mr. Winkel to participate in the company's Retirement Benefit Plan with the following modifications:

· If after completion of three years' employment but prior to becoming 100% vested under the Retirement Benefit Plan Mr. Winkel is separated for reasons other than cause, and such separation is consented to by the company, Mr. Winkel will be 100% vested in all benefits accrued in his first three years' employment, but will forfeit any benefits accrued after the first three years' employment. For purposes of calculating this benefit, the company will use covered compensation (as defined in the Retirement Benefit Plan) paid from March 1, 1999 through February 28, 2002 and the Retirement Benefit Plan's normal benefit formula.

· If Mr. Winkel is separated prior to becoming vested under the Retirement Benefit Plan's normal vesting provision for cause, or if his separation is not consented to by the company, he will not vest in any portion of his retirement benefits, including the benefits accrued in his first three years' employment.

· If Mr. Winkel is separated after satisfying the normal vesting provisions of the Retirement Benefit Plan he will be 100% vested in all accrued benefits and will be paid these benefits in accordance with and subject to the provisions of the Retirement Benefit Plan.

The company is reimbursing Mr. Winkel for relocation expenses and additional temporary living expenses through July 2000.

The Company's Independent Public Accountants

The company has not selected its independent public accountants for 2000. The board of directors normally makes the selection after the Audit Committee has reviewed audit proposals for the year. After its review, the Audit Committee will recommend an independent public accountant for 2000 to the board, which will make the final selection. Arthur Andersen LLP has served as the company's independent public accountants for the past 34 years. Representatives of that firm are expected to attend the 2000 Annual Meeting, where they may make a statement and will be available to respond to questions.

Submitting Stockholder Proposals and Nominations for 2001 Annual Meeting

Any proposals that stockholders wish to present at the 2001 Annual Meeting must be received by October 25, 2000 in order to be considered for inclusion in the company's proxy materials. The 2001 Annual Meeting is currently scheduled to be held on March 21, 2001. The Corporate Responsibility & Governance Committee will consider stockholders' nominees for the board of directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are required to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company's management does not currently intend to bring any proposals to the 2000 Annual Meeting other than the election of three directors and the adoption of a new stock incentive plan, and does not expect any stockholder proposals other than those described here. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Monica M. Fohrman, Secretary

Chicago, Illinois, February 22, 2000

2000 Stock Incentive Plan
(as adopted by the Board of Directors on January 27, 2000)

I. General

1. Plan. To provide incentives to management through rewards based upon the ownership or performance of the common stock of R.R. Donnelley & Sons Company (the "Company"), the Committee hereinafter designated, may grant cash or bonus awards, stock options, stock appreciation rights ("SARs "), or combinations thereof, to eligible participants, on the terms and subject to the conditions stated in the Plan. In addition, to provide incentives to members of the Board of Directors ("Board") who are not employees of the Company ("non-employee directors"), such non-employee directors are hereby granted options on the terms and subject to the conditions set forth in the Plan. For purposes of the Plan, references to employment by the Company also means employment by a majority-owned subsidiary of the Company and employment by any other entity designated by the Board or the Committee in which the Company has a direct or indirect equity interest.

2. Eligibility. Officers and other key management employees of the Company, its subsidiaries, and any other entity designated by the Board or the Committee in which the Company has a direct or indirect equity interest, shall be eligible, upon selection by the Committee, to receive cash or bonus awards, stock options or SARs, either singly or in combination, as the Committee, in its discretion, shall determine ("participants"). Non-employee directors shall receive stock options on the terms and subject to the conditions stated in the Plan.

3. Limitation on Shares to be Issued. Subject to adjustment as provided in Section 5 of this Article I, 8,000,000 shares of common stock, par value $1.25 per share ( "common stock"), shall be available under the Plan, reduced by the aggregate number of shares of common stock which become subject to outstanding bonus awards, stock options and SARs which are not granted in tandem with or by reference to a stock option ("free-standing SARs "). Shares subject to a grant or award under the Plan or under any other stock incentive plan of the Company approved by stockholders on or prior to December 31, 1999 which for any reason are not issued or delivered, including by reason of the expiration, termination, cancellation or forfeiture of all or a portion of the grant or award or by reason of the delivery or withholding of shares to pay all or a portion of the exercise price or to satisfy tax withholding obligations, shall again be available for future grants and awards; provided, however, that for purposes of this sentence, stock options and SARs granted in tandem with or by reference to a stock option granted prior to the grant of such SARs ("tandem SARs ") shall be treated as one grant. In the event the Company repurchases shares in the open market or otherwise, a number of shares having a repurchase price equal to the aggregate proceeds received by the Company from the exercise of stock options granted by the Company under the Plan or any other stock incentive plan of the Company approved by stockholders on or prior to December 31, 1999 shall again be available for future grants and awards. For the purpose of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, the maximum number of shares of common stock with respect to which options or SARs or a combination thereof may be granted during any one-year period to any person shall be 1,000,000, subject to adjustment as provided in Section 5 of this Article I; provided, however, that for purposes of this sentence, stock options and tandem SARs shall be treated as one grant. The maximum number of shares of common stock with respect to which bonus awards, including performance awards or fixed awards in the form of restricted stock or other form may be granted hereunder is 3,000,000 in the aggregate, subject to adjustment as provided in Section 5 of this Article I.

Shares of common stock to be issued shall be treasury stock of the Company.

4. Administration of the Plan. The Plan shall be administered by a Committee designated by the Board (the "Committee"). Each member of the Committee may be (i) an "outside director" within the meaning of Section 162(m) of the Code and (ii) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall, subject to the terms of the Plan, select eligible participants for grants and awards; determine the form of each grant and award, either as cash, a bonus award, stock options or SARs or a combination thereof; and determine the number of shares or units subject to the grant or award, the fair market value of the common stock or units when necessary, the time and conditions of vesting, exercise or settlement, whether dividends or dividend equivalents accrue under any award, and all other terms and conditions of each grant and award, including, without limitation, the form of instrument evidencing the grant or award. The Committee may establish rules and regulations for the administration of the Plan, interpret the Plan, and impose, incidental to a grant or award, conditions with respect to competitive employment or other activities not inconsistent with the Plan. All such rules, regulations, interpretations and conditions shall be conclusive and binding on all parties. Each grant and award shall be evidenced by a written instrument and no grant or award shall be valid until an agreement is executed by the Company and such grant or award shall be effective as of the effective date set forth in the agreement.

The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the selection for participation in the Plan of (A) a participant who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period a grant or award hereunder to such participant would be outstanding or (B) an officer or other person subject to Section 16 of the Exchange Act or (ii) decisions concerning the timing, pricing or amount of a grant or award to a participant, officer or other person described in clause (i) above. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

5. Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding bonus award, the number and class of securities subject to each outstanding stock option and the purchase price per security and the terms of each outstanding SAR shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price. If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded, or (ii) subject to an outstanding grant or award under the Plan, the Company shall pay the holder thereof, in connection with the first vesting, exercise or settlement of such grant or award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the fair market value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such grant or award; provided, however, that if the fair market value of such fractional security immediately after such adjustment is less than the fair market value of one share of common stock immediately prior to such adjustment, such fractional security shall be disregarded and no payment shall be made.

6. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the 2000 annual meeting of stockholders and, if approved, shall become effective on the date of such stockholder approval. The Plan shall terminate on the date on which shares are no longer available for grants or awards under the Plan, unless terminated prior thereto by action of the Board. No further grants or awards shall be made under the Plan after termination, but termination shall not affect the rights of any participant under any grants or awards made prior to termination.

7. Amendments. The Plan may be amended or terminated by the Board in any respect except that no amendment may be made without stockholder approval if stockholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code, or such amendment would increase (subject to Section 5 of this Article I) the number of shares available under the Plan. No amendment may impair the rights of a holder of an outstanding grant or award without the consent of such holder.

II. Bonus Awards

1. Form of Award. Bonus awards, whether performance awards or fixed awards, may be made to eligible participants in the form of (i) cash, whether in an absolute amount or as a percentage of compensation, (ii) stock units, each of which is substantially the equivalent of a share of common stock but for the power to vote and, subject to the Committee's discretion, the entitlement to an amount equal to dividends or other distributions otherwise payable on a like number of shares of common stock, (iii) shares of common stock issued to the participant but forfeitable and with restrictions on transfer in any form as hereinafter provided or (iv) any combination of the foregoing.

2. Performance Awards. (a) Awards may be made in terms of a stated potential maximum dollar amount, percentage of compensation or number of units or shares, with such actual amount, percentage or number to be determined by reference to the level of achievement of corporate, sector, business unit, division, individual or other specific performance goals over a performance period of not less than one nor more than ten years, as determined by the Committee.

(b) In no event shall any participant receive a payment with respect to any performance award if the minimum threshold performance goals requirement applicable to the payment is not achieved during the performance period.

(c) If the Committee desires that compensation payable pursuant to any performance award be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, then with respect to such performance award, for any calendar year no participant shall receive stock units or shares of common stock in excess of 100,000 stock units or shares of common stock or a cash award in excess of the then fair market value of 100,000 shares of common stock, subject to adjustment as provided in Section 5 of Article I.

(d) The Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable to a participant with respect to any performance award. The Committee may exercise such discretion by establishing conditions for payments with respect to performance awards in addition to the performance goals, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

(e) For purposes of the Plan, "performance goals " means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant's receipt of all or a part of a performance-based award under the Plan. The performance goals shall be tied to one or more of the following business criteria, determined with respect to the Company or the applicable sector, business unit or division: net sales, cost of sales, gross profit, earnings from operations, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before income taxes, earnings before interest and taxes, cash flow measures, return on equity, return on assets, return on net assets employed, net income per common share (basic or diluted), EVA (Economic Value Added, which represents the cash operating earnings of the Company after deducting a charge for capital employed) or any other similar criteria established by the Committee for the applicable performance period. In the discretion of the Committee, the Committee may amend or adjust the performance goals or other terms or conditions of an outstanding award in recognition of unusual or nonrecurring events. If the Committee desires that compensation payable pursuant to any award subject to performance goals be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the performance goals (i) shall be established by the Committee no later than 90 days after the beginning of the applicable performance period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard.

3. Fixed Awards. Awards may be made which are not contingent on the achievement of specific objectives, but are contingent on the participant's continuing in the Company's employ for a period specified in the award.

4. Rights with Respect to Restricted Shares. If shares of restricted common stock are subject to an award, the participant shall have the right, unless and until such award is forfeited or unless otherwise determined by the Committee at the time of grant, to vote the shares and to receive dividends thereon from the date of grant and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that a distribution with respect to shares of common stock, other than a regular quarterly cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of common stock with respect to which such distribution was made.

During the restriction period, a certificate or certificates representing restricted shares shall be registered in the holder's name or the name of a nominee of the Company and may bear a legend, in addition to any legend which may be required under applicable laws, rules or regulations, indicating that the ownership of the shares of common stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the agreement relating to the restricted shares. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of common stock subject to the award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period, including, if applicable, the satisfaction or achievement of applicable objectives, and subject to the Company's right to require payment of any taxes, the requisite number of shares of common stock shall be delivered to the holder of such award.

5. Rights with Respect to Stock Units. If stock units are credited to a participant pursuant to an award, then, subject to the Committee's discretion, amounts equal to dividends and other distributions otherwise payable on a like number of shares of common stock after the crediting of the units (unless the record date for such dividends or other distributions precedes the date of grant of such award) shall be credited to an account for the participant and held until the award is forfeited or paid out and interest shall be credited on the account at a rate determined by the Committee.

6. Vesting and Resultant Events. The Committee may, in its discretion, provide for early vesting of an award in the event of the participant's death, permanent and total disability or retirement. At the time of vesting, (i) the award (and any dividend equivalents, other distributions and interest which have been credited), if in units, shall be paid to the participant either in shares of common stock equal to the number of units, in cash equal to the fair market value of such shares, or in such combination thereof as the Committee shall determine, (ii) the award, if a cash bonus award, shall be paid to the participant either in cash, or in shares of common stock with a then fair market value equal to the amount of such award, or in such combination thereof as the Committee shall determine and (iii) shares of restricted common stock issued pursuant to an award shall be released from the restrictions.

III. Stock Options

1. Grants. (a) Options for Eligible Participants. Options to purchase shares of common stock of the Company may be granted to such eligible participants as may be selected by the Committee. These options may, but need not, constitute "incentive stock options" under Section 422 of the Code. To the extent that the aggregate fair market value (determined as of the date of grant) of shares of common stock with respect to which options designated as incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall not constitute incentive stock options.

(b) Automatic Options for Non-Employee Directors. The Company shall grant an option to purchase shares of common stock of the Company on the date of the 2000 annual meeting of stockholders and, thereafter, annually on the date of the Company's annual meeting of stockholders to each individual who immediately following such meeting on such date is a non-employee director. The number of shares of common stock subject to an option granted to a non-employee director pursuant to this Section 1(b) (a "Director Option") shall equal the number determined by (i) multiplying (A) the then current annual cash retainer fee payable to a non-employee director by (B) 2.5, and (ii) dividing that product by 100% of the fair market value of a share of common stock on the date of grant of such option. A Director Option shall become exercisable in whole or in part on the earlier to occur of (i) the date which is the first anniversary of the date the Director Option is granted (the date of grant being hereafter referred to as the "Option Date") or (ii) the day immediately preceding the date of the first annual meeting of stockholders of the Company next following the Option Date. Subject to Section 4 of this Article III, a Director Option shall expire on the first business day preceding the date of the tenth anniversary of the date of grant.

(c) Elective Options for Non-Employee Directors. Each non-employee director may from time to time elect, in accordance with procedures to be specified by the Committee, to receive in lieu of all or part of (i) the annual cash retainer fee for services as a director of the Company, any fees for attendance at meetings of the Board or any committee of the Board and any fees for serving as a member or chairman of any committee of the Board that would otherwise be payable to such non-employee director ("Fees") or (ii) the annual phantom stock award granted to such non-employee director pursuant to the Retirement Benefits and Phantom Stock Grants for Directors Policy ( "Retirement Benefit"), an option to purchase shares of Common Stock, which option shall have a value (as determined in accordance with the Black-Scholes stock option valuation method) as of the date of grant of such option equal to the amount of such Fees or Retirement Benefit. An option granted to a non-employee director pursuant to this Section 1(c) shall be a Director Option and shall become exercisable in full on the date which is the first anniversary of the date the Director Option is granted.

2. Number of Shares and Purchase Price. The number of shares of common stock subject to an option and the purchase price per share of common stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of common stock shall not be less than 100% of the fair market value of a share of common stock on the date of grant of the option, including a Director Option; provided further, that if an incentive stock option shall be granted to any person who, on the date of grant of such option, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a "Ten Percent Holder"), the purchase price per share of common stock shall be the price (currently 110% of fair market value) required by the Code in order to constitute an incentive stock option.

3. Exercise of Options. The period during which options granted hereunder (other than Director Options) may be exercised shall be determined by the Committee; provided, however, that no stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercisable more than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of common stock.

An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of common stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) in previously owned whole shares of common stock (which the optionee has held for at least six months prior to delivery of such shares or which the optionee purchased on the open market and for which the optionee has good title free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), (ii) if applicable, by surrendering to the Company any SARs which are canceled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of common stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of common stock shall be delivered until the full purchase price therefor has been paid.

4. Termination of Employment or Service. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of an option upon a termination of employment with the Company or service on the Board, as the case may be, of the holder of such option, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee; provided, however, that the expiration date of an option may never be extended beyond the original expiration date of such option.

IV. Stock Appreciation Rights

1. Grants. Free-standing SARs entitling the grantee to receive cash or shares of common stock having a fair market value equal to the appreciation in market value of a stated number of shares of common stock from the date of grant to the date of exercise of such SARs, or in the case of tandem SARs, from the date of grant of the related stock option to the date of exercise of such tandem SARs, may be granted to such participants as may be selected by the Committee. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. Tandem SARs shall be automatically canceled upon exercise of the related stock option.

2. Number of SARs and Base Price. The number of SARs subject to a grant shall be determined by the Committee. Any tandem SAR related to an incentive stock option shall be granted at the same time that such incentive stock option is granted. The base price of a tandem SAR shall be the purchase price per share of common stock of the related option. The base price of a free-standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the fair market value of a share of common stock on the date of grant of such SAR.

3. Exercise of SARs. The agreement relating to a grant of SARs may specify whether such grant shall be settled in shares of common stock (including restricted shares of common stock) or cash or a combination thereof. Upon exercise of an SAR, the grantee shall be paid the excess of the then fair market value of the number of shares of common stock to which the SAR relates over the base price of the SAR. Such excess shall be paid in cash or in shares of common stock having a fair market value equal to such excess or in such combination thereof as the Committee shall determine. The period during which SARs granted hereunder may be exercised shall be determined by the Committee; provided, however, no SAR shall be exercised later than ten years after the date of its grant; and provided, further, that no tandem SAR shall be exercised if the related option has expired or has been canceled or forfeited or has otherwise terminated. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a tandem SAR, only with respect to whole shares of common stock and, in the case of a free-standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for restricted shares of common stock, the restricted shares shall be issued in accordance with Section 4 of Article II and the holder of such restricted shares shall have such rights of a stockholder of the Company as determined pursuant to such Section. Prior to the exercise of an SAR for shares of common stock, including restricted shares, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of common stock subject to such SAR.

A tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are canceled by reason of the exercise of such SAR and (iii) by executing such documents as the Company may reasonably request. A free-standing SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

4. Termination of Employment. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of an SAR upon a termination of employment with the Company of the holder of such SAR, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee; provided, however, that the expiration date of an SAR may never be extended beyond the original expiration date of such SAR.

V. Other

1. Non-Transferability of Options and Stock Appreciation Rights. No option or SAR shall be transferable other than (i) by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise set forth in the agreement relating to such option or SAR. Each option or SAR may be exercised during the participant's lifetime only by the participant or the participant's guardian, legal representative or similar person or the permitted transferee of the participant. Except as permitted by the second preceding sentence, no option or SAR may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option or SAR, such award and all rights thereunder shall immediately become null and void.

2. Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of common stock or the payment of any cash pursuant to a grant or award hereunder, payment by the holder thereof of any Federal, state, local or other taxes which may be required to be withheld or paid in connection therewith. An agreement may provide that (i) the Company shall withhold whole shares of common stock which would otherwise be delivered to a holder, having an aggregate fair market value determined as of the date the obligation to withhold or pay taxes arises in connection therewith (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of common stock (which the holder has held for at least six months prior to the delivery of such shares or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate fair market value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value determined as of the Tax Date or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such liability, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E). An agreement relating to a grant or award hereunder may not provide for shares of common stock to be withheld having an aggregate fair market value in excess of the minimum amount of taxes required to be withheld. Any fraction of a share of common stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3. Acceleration Upon Change in Control. If while (i) any performance award or fixed award granted under Article II is outstanding or (ii) any stock option granted under Article III of the Plan or SAR granted under Article IV of the Plan is outstanding—

(a) any "person," as such term is defined in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) thereof (but not including (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) (hereinafter a "Person") is or becomes the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, excluding an acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(b) during any period of two (2) consecutive years beginning January 1, 2000, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into any agreement with the Company to effect a transaction described in Clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets,

(any of such events being hereinafter referred to as a "Change in Control"), then from and after the date on which public announcement of the acquisition of such percentage shall have been made, or the date on which the change in the composition of the Board set forth above shall have occurred, or the date of any such stockholder approval of a merger, consolidation, plan of complete liquidation or an agreement for the sale of the Company's assets as described above occurs (the applicable date being hereinafter referred to as the "Acceleration Date"), (i) with respect to such performance awards, the highest level of achievement specified in the award shall be deemed met and the award shall be immediately and fully vested, (ii) with respect to such fixed awards, the period of continued employment specified in the award upon which the award is contingent shall be deemed completed and the award shall be immediately and fully vested and (iii) with respect to such options and SARs, all such options and SARs, whether or not then exercisable in whole or in part, shall be fully and immediately exercisable.

4. Restrictions on Shares. Each grant and award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of common stock subject thereto upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of common stock delivered pursuant to any grant or award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5. No Right of Participation or Employment. No person (other than non-employee directors to the extent provided in Article III) shall have any right to participate in the Plan. Neither the Plan nor any grant or award made hereunder shall confer upon any person any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of common stock or other equity security of the Company which is subject to a grant or award hereunder unless and until such person becomes a stockholder of record with respect to such shares of common stock or equity security.

7. Governing Law. The Plan, each grant and award hereunder and the related agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

8. Foreign Participants. Notwithstanding any provision of the Plan to the contrary the Committee may, with a view to both promoting achievement of the purposes of the Plan and complying with provisions of laws in countries outside the United States in which the Company or its subsidiaries operate or have employees, determine which persons outside the United States shall be eligible to participate in the Plan on such terms and conditions different from those specified in the Plan as may in the judgement of the Committee be necessary or advisable and, to that end, the Committee may establish sub-plans, modified option exercise procedures and other terms and procedures.

9. Approval of Plan. The Plan and all grants and awards made hereunder shall be null and void if the adoption of the Plan is not approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the 2000 annual meeting of stockholders.

PROXY

RR Donnelley & Sons Company	PROXY/VOTING INSTRUCTION CARD
Chicago, Illinois

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 23, 2000.

The undersigned hereby appoints William L. Davis, James R. Donnelley and Cheryl A. Francis, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 23, 2000 at nine o'clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Directors are:(1) James R. Donnelley, (2) Thomas S. Johnson and (3) George A. Lorch.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of Donnelley employees in the Donnelley Stock Fund, the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").

Comments

(If you have written in the above space, please mark the "Comments" box on the reverse of this card.)

●FOLD AND DETACH HERE●

Admission Ticket

[DONNELLEY LOGO APPEARS HERE]

RR Donnelley & Sons Company

Annual Meeting of Stockholders

Thursday, March 23, 2000 at 9:00 AM
Bank One Auditorium at 1 Bank One Plaza
Dearborn & Madison Streets
Chicago, Illinois

This ticket admits the named Stockholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.

[X] Please mark your votes as in this example

7827

This Proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and Proposal 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR the election of Directors and Proposal 2.

	FOR WITHHELD	2. Proposal to adopt 2000 Stock Incentive Plan	FOR AGAINST ABSTAIN
1. Election of Directors (See reverse)		Will Attend Annual Meeting	Change of Address/ Comments on reverse side
For, except vote withheld from the following Nominee(s):	________________________________________

The Board of Directors recommends a vote AGAINST proposal 3.

FOR   AGAINST    ABSTAIN

3. Stockholder Proposal
regarding Pay Equity

The Board of Directors recommends a vote AGAINST proposal 4.

FOR  AGAINST   ABSTAIN

4. Stockholder Proposal
regarding Global Corporate
Standards

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.

SIGNATURE(S)	DATE

● FOLD AND DETACH HERE  ●

RR DONNELLEY & SONS COMPANY

Dear Stockholder:

RR Donnelley & Sons Company encourages US and Canadian residents to take advantage of a convenient way by which you can vote your shares by telephone. If you vote by telephone, you do not need to return this proxy card.

To vote your shares by telephone you must use the voter control number in the box above, just below the perforation.

On a touchtone telephone call toll-free 1-800-PRX-VOTE 24 hours a day, 7 days a week. The telephone response system will lead you through the simple process of voting your proxy. Your voter control number above must be used to access the system.

Your telephone vote provides the same authorization to vote your shares as if you marked, signed, dated and returned your proxy card.

Your vote is important.